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                                         November 27, 1995

Synthetech, Inc.
1290 Industrial Way
Albany, Oregon  97321

Re:	2,024,920 Shares of Common Stock ($.001 par value) of Synthetech, Inc.
(the "Company")

Gentlemen and Ladies:

     We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 2,024,920 shares of Common Stock, $.001 par value (the "Shares"), 61,460 of which are to be issued pursuant to the Synthetech, Inc. Amended and Restated 1990 Stock Option Plan and 1,963,460 of which are to be issued pursuant to the Synthetech, Inc. 1995 Incentive Compensation Plan (collectively, the "Plans). We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the Shares that will be issued upon the exercise of stock options granted pursuant to the Plans have been duly authorized and that, upon the due execution by the Company and the registration by its registrars of the Shares, issuance thereof by the Company and receipt of the consideration therefor in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                         Very truly yours,

                                         /s/ VENTURE COUNSEL P.C.

                                             Venture Counsel P.C.